                                                           Exhibit 10.2


                                                                 30 Rs.

                          [Facsimile of Indian Rupee]


                  COOPERATION AND PROJECT FINANCING AGREEMENT

     Agreement made this 1st day of June 1990 by and between The Industrial Credit and Investment Corporation of India Limited (hereinafter referred to as ICICI) acting for and on behalf of the President of India (hereinafter referred to as Government of India or GOI) of the one part

                                      AND

Era Software Systems Pvt. Ltd. having its Registered Office at 4, Motilal Nehru Nagar, 1st floor, Begumpet Road, Hyderabad 500 016

                                      AND

Seec Incorporated having its Registered Office at 5001 Baum Blvd, Pittsburgh, Pennsylvania 15213, USA of the other part severally and jointly (hereinafter collectively referred to as the 'Proposer' and separately as the 'Participants').

                                     : 2 :


W H E R E A S
- - - - - - -

(1) An Agreement (hereinafter referred to as 'the PACT Agreement') has been executed on 30th August, 1985 between the Government of India and the Government of United States of America acting through United States Agency for International Development )hereinafter referred to as 'AID') for undertaking a Program for the Advancement of Commercial Technology (PACT) which is designed to accelerate the pace and quality of technological innovation for products and production processes having application in industry, agriculture, health and other areas;

(2) Under the PACT Agreement, the Government of United States of America acting through AID has agreed to contribute a certain sum for PACT (hereinafter referred to as 'AID Grant Resources');

(3) The AID Grant Resources along with return flows therefrom are to be used to promote and finance Indo-US joint technology development ventures and towards achieving objectives of PACT in general;

(4) AID Grant Resources would be disbursed by AID to ICICI through GOI but ICICI shall not have any present or future beneficial interest therein and ICICI has agreed to manage and administer the same in accordance with the PACT Agreement for the purpose of implementing PACT;

(5) The Proposer has heretofore submitted to ICICI a proposal (hereinafter called 'the Proposal') entitled development of tools for data-bases reengineering for applications in Relational Databases Management Systems (RDBMS) environment and on the basis of the Proposal, has applied to ICICI for certain financial assistance for the development of the product or process therein described (hereinafter referred to as the 'Innovation'); and

                                     : 3 :


(6) In accordance with the provisions of the PACT Agreement, the appropriate authority has examined and approved the Proposal for financing out of the AID Grant Resources and ICICI has agreed on behalf of GOI to provide financing for the implementation of the Proposal on the terms and conditions hereinafter set forth.

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS :

A.    GENERAL

A1.   The Participants shall be bound and obliged jointly and severally, as herein provided;

A2.   The Proposal dated the 30th day of January 1990 is incorporated by reference and made a part of this Agreement. Provided that if any provision of the said Proposal is inconsistent with any other provision of this Agreement, the provisions otherwise set forth in this Agreement shall prevail.

B.    PROJECT FINANCING

B1.   ICICI hereby agrees to finance, by Conditional Grant, the implementation of the Proposal up to the maximum sum of U.S. Dollars 205,000 and Rs 4.5 million or 50% percent of the actual expenditure on the project, whichever is less. The Approved Proposal Budget as contemplated is set forth in ANNEX A hereto.

B1.1 The portion of the actual expenditure on the project which ICICI provides to the Proposer by way of Conditional Grant shall hereinafter be described as 'Conditional Grant'.

                                     : 4 :


B2.     The Proposer shall provide in timely fashion his contribution as budgeted in Annex A and any additional finance required for the development of Innovation.

B3.     ICICI shall disburse the Conditional Grant to the Proposer as described in Annex B hereto.

B4.     ICICI shall under no circumstances be liable for any loss, compensation or damage to the Proposer or any third party in connection with such project financing or Conditional Grant in any manner whatsoever.

C.      PAYMENTS TO ICICI BY THE PROPOSER

C1.     The Proposer shall inform ICICI in writing as soon as the Innovation is developed but not later than two weeks from the date of such development.

C2.(1) The Proposer shall make payments to ICICI based on gross annual sales (as hereinafter defined - see Explanation I) derived from the commercial exploitation of the Innovation commencing with the first such commercial transaction. Such payments shall be made on the following basis :

        (a) An amount equivalent to one hundred percent of the Conditional Grant referred to in Sub-Section B1 above, shall be paid to ICICI at the rate of 5% royalty on gross annual sales of Seec Incorporated and 80% on royalty income of Era Software Systems Pvt. Ltd.

        (b) When payment of Conditional Grant has been completed according to sub-section (a) above,

                                     : 5 :


             the rate of further payments shall be 5% royalty on gross annual sales of Seec Incorporated and 80% on royalty income of Era Software Pvt. Ltd. Such further payments to continue until a further amount equivalent to one hundred percent of Conditional Grant shall have been paid to ICICI.

EXPLANATION

The term 'Gross Annual Sales' means the gross sales income realized from the commercial exploitation of the Innovation in India or abroad and shall include all specific export incentives or bonuses received by the Proposer.

C2.(ii) All payments due to ICICI shall be calculated on a semiannual calendar basis and payments shall be made on January 15, and July 15, in each year. Such payments shall commence on January 15 or July 15 depending upon the semi-annual period during which the first sale takes place.

C3.(i)   The Proposer shall not, without the prior written permission of ICICI, transfer by way of sale, lease, license or by conducting arrangement or any other manner whatsoever the Innovation or any improvement, modification, extension thereof, whether standing alone or incorporated into or co-joined with other processes, to any third party including their subsidiary, holding company/ companies under the same management (collectively referred to as 'transferee').

C3.(ii) In the event mentioned in Sub Section C3(i) above, the Proposer shall pay to ICICI the amount equivalent to 200 percent of the Conditional Grant on the basis of the maximum market price of such Innovation (and not the gross annual sals) as determined by ICICI.

                                     : 6 :


C3.(iii) If the Proposer receives a lumpsum payment from the transferee, then the Proposer shall immediately, but not later than 7 days from the receipt of such payment, pay the amount equivalent to 200 percent of the Conditional Grant.

C3.(iv)   In the event of the Proposer receiving payment in instalments from the transferee, the Proposer shall pay all such receipts to ICICI until a sum equivalent to 200 percent of the Conditional Grant is paid to ICICI. ICICI may require the Proposer to issue an irrevocable mandate or pay order to the transferee to make payments directly to ICICI and a suitable term to this effect will be incorporated by the Proposer in any arrangement to be entered between the Proposer and the transferee.

C4.       All payment referred to above shall be made in the respective currencies in which the Conditional Grant was disbursed. Provided however, in the event the marketing or exploitation or the transfer of the Innovation takes place only in India such payments shall be made in equivalent Rupee (in respect of that portion of the Conditional Grant which was disbursed in U.S. Dollars) calculated at the rate of exchange quoted by State Bank of India for telegraphic transfer of funds at the time of making such payment.

C5.      The total liability of the Proposer under Sub-Sections C2 and C3 above shall not exceed an amount equivalent to 200 percent of the Conditional Grant.

C6. Notwithstanding anything to the contrary contained hereinabove, the Proposer hereby specifically undertakes that if any part of the Conditional Grant or any goods or services financed therefrom are not supported by valid documentation or are not made or used in accordance with this Agreement then

                                     : 7 :


notwithstanding the availability of any other remedies under this Agreement, ICICI shall have the option to require the Proposer to refund the amount of such Conditional Grant in the currencies in which the Conditional Grant has been disbursed, within 30 days from the date of demand.

C7.      All late payments shall bear interest at 1 percent above the prime rate prevailing on the date payment is made at the State Bank of India (in case of Rupees) and the Chase Manhattan Bank, New York (in case of U.S. Dollars).

D.       APPLICATION OF FUNDS

D1.      The Conditional Grant shall be utilized by the Proposer for acquiring gods and services and for other purposes relating to the project in accordance with the procurement source and other requirements contained in Annex C hereto.

D2.      Machinery or equipment purchased in whole or in part with the
Conditional Grant shall belong to the Proposer, but shall nonetheless be clearly identified and used only for Proposal purposes, unless ICICI otherwise permits in writing. The Proposer shall insure and maintain all such equipment and machinery, and shall exercise reasonable care in its use.

D2.(i)   The Proposer shall not sell, give on lease, licence to conduct, mortgage, charge or otherwise dispose off the said machinery or equipment except with the prior permission in writing from ICICI.

D2(ii)   In the event of the Proposer selling, giving on lease, licencing to conduct, mortgaging, charging or otherwise disposing off the machinery and equipment financed out of the Conditional Grant after obtaining such

                                     : 8 :



permission of ICICI, if so required by ICICI, the Proposer shall pay immediately the proceeds of such transfer to ICICI to the extent of 200 percent of the Conditional Grant.

D2.(iii) If the Proposer elects to retain the machinery and equipment financed out of the Conditional Grant and intends to utilise the same for any purpose other than specified in the Proposal (after prior written permission of ICICI), if so required by ICICI, the Proposer shall be bound to pay to ICICI the fair market value thereof to be determined by an independent surveyor up to the maximum amount equivalent to 200 percent of the Conditional Grant.

D2.(iv)   Payment to be made by the Proposer under Sub-Sections D2(ii) and
D2(iii) above shall be set off against the Proposer's obligations under Sub-Sections C2 and/or C3 above.

D3.       The Proposer shall make no long term financial commitments for leases, salaries, purchase of long lead items or otherwise for the project unless such proposed commitment has been clearly identified in the Proposal or has been approved in writing by ICICI subsequent to approval of the Proposal and prior to such commitment.

D4.       The Proposer shall utilize the Conditional Grant only in accordance with the Approved Proposal Budget (Annex A). Deviations in excess of 20 percent between the budget line items will require prior written approval of ICICI.

                                     : 9 :


E.     CONDUCT OF THE PROJECT

E1.    The Proposer agrees to do the work set out in the Proposal in accordance with god standards relevant to such undertakings, and shall spend funds received hereunder only in accordance with such Proposal and the requirements of this Agreement.

E2.    The Proposer agrees to comply with the Program Plan for the Innovations as formulated in consultation with ICICI.

E3.    The Proposer agrees to appoint key persons for the implementation of the
Proposal in consultation with ICICI.

F.     REPORTING REQUIREMENTS

F1.    The Proposer shall submit to ICICI, in writing the following reports :

    a. semiannual fiscal report and technical report for each year ending on March 31, and September 30, in each year by April 30 and October 30 respectively.

    b. Summary Report (Final Report) within 60 days from the development of the Innovation and also following the Termination of this Agreement under
        Section I.

F1.(1) The reports required in para F1 above shall be in form and substance to be prescribed by ICICI.

                                     : 10 :


F1.(ii)   The Proposer shall provide, at its expense, briefings on the progress of the work hereunder within 15 days following request by ICICI.

F1.(iii) The annual sales arising out of the sale as defined in Explanation I to Sub-Section C2 of this Agreement will be required to be certified by the participants' auditors and semiannual sales shall be certified by the Principal Officer of the Proposer.


G.        PUBLICATIONS

G1.       Any publications of data or other information derived from the work hereunder, or any publication related to the work, but not including product literature or manuals, shall contain the following legend or approved equivalent:

          "the work on which this (Article/Publication) is based was supported in part by a grant from the Government of India pursuant to the Agreement between India and United States of America for Program for the Advancement of Commercial Technology. The views and information contained herein are those of the authors and not necessarily those of Government of India or ICICI. The Government of India or ICICI assume no liability for the contents of this document by virtue of the support given."

G2.       To the extent so required to permit ICICI free dissemination of such publication or information which ICICI is privileged to disseminate, the Proposer shall be deemed hereby to waive any claim with respect to such dissemination for infringement of any copyright it may have or may obtain.

G3.       The Proposer shall furnish to ICICI tow (2) copies of all
publications resulting from work supported under this Agreement as soon as possible after publication.

                                     : 11 :


H.    PROPRIETORY INFORMATION

      Proprietory information clearly identified as such submitted to ICICI in the Proposal, in any report specifically marked as confidential or secret shall be considered as confidential and ICICI shall make its best endeavor to preserve its confidentiality subject to qualifications mentioned herein. Provided, however, that the aforesaid provision shall not apply to any information or material which is otherwise available in published literature or is a matter of general or specific knowledge in trade, industry or technical journal or which does not represent any proprietory information or ownership of the Proposer or either of the Participants. Provided further that the disclosure by ICICI of such information to the members of the PACT Screening Committee or to its staff members or other persons having access thereto for the purpose of evaluation or implementation of the Proposal shall not constitute any breach or violation of the aforesaid but ICICI shall take reasonable precaution to ensure the confidentiality and non-disclosure by such person in their future dealings. Nothing contained in the foregoing shall restrict the right of ICICI to make public the fact of ICICI's support for the project, and the identification of the Participants therein.


I.    REVOCATION OF AGREEMENT

I1.   ICICI may revoke this Agreement for any breach or default of terms and conditions of this Agreement by the Proposer. The Proposer/Participants shall be bound by the decision of ICICI.

I2.   Upon the expiry of 30 days period from the date of receipt of notice of revocation, unless the Proposer/Participant has remedied the breach or default to the satisfaction of ICICI, this Agreement shall stand revoked.

                                     : 12 :


I3.    Notwithstanding any other provision in this Agreement to the contrary,
ICICI shall not be obliged to provide any further financing after notice of revocation until and unless the said default is remedied and so demonstrated to the reasonable satisfaction of ICICI.

I4.    After this Agreement stands revoked as aforesaid, all funds given to the
Proposer as per sub-section B1 above shall forthwith become due and payable by the Proposer to ICICI notwithstanding anything to the contrary and it will not be necessary for ICICI to make a written demand for payment thereof. The Proposer shall be bound to repay such funds immediately upon such revocation, in US Dollars or Indian Rupees as the case may be depending upon the currency in which the Conditional Grant was disbursed together with interest thereon at the rate stipulated under sub-section C7.

I5.    The Proposer shall not be entitled to terminate this Agreement on his own account or to abandon or modify the Project without obtaining the prior written consent of ICICI.


J.     FINANCIAL RECORDS AND INSPECTION

J1.    The Proposer shall maintain separate business and financial records and books of account for the work contemplated hereunder. Such books and records shall be maintained in accordance with generally accepted accounting principles and practices.

J2.    Books and records of the work contemplated hereunder shall show
Proposer's contribution. Upon request by ICICI, the Proposer shall provide evidence of his compliance hereunder.

                                     : 13 :


J3.    ICICI or any person designated by ICICI may examine or cause to be examined through any agency the financial books, vouchers, records or any other documents of the Proposer relating to this Agreement and the implementation thereof at all reasonable times and intervals during the term of this Agreement or for a period of three years following last disbursement of Conditional Grant under this Agreement or so long as any payments are due by the Proposer to ICICI, whichever is later. All expenses and fees in connection with such examination will be borne by the Proposer and in case ICICI incurs any such expenditure, the same shall be immediately reimbursed by the Proposer. Until such reimbursement, the same shall carry interest at the rate stipulated in sub-section C7. above.

J4.    The right of ICICI for examination shall also extent to machinery and equipment purchased by the Proposer out of the Conditional Grant and the provision for expenses in sub-section J3 above will apply mutatis mutandis.


K.     SUITS AGAINST ICICI BY THIRD PARTIES

K1.    The Proposer shall defend all suits brought against ICICI and/or the
Government of India, its officers or personnel, indemnify them for all liabilities and costs and otherwise hold them harmless on account of any and all claims, actions, suits, proceedings and the like arising out of, or connected with or resulting from the performance of this Agreement by the Proposer or from the manufacture, sales distribution or use by the Proposer of the Innovation.

K2.    The Proposer agrees that persons employed by it in connection with the
Proposal shall be deemed to be solely its own employees and that no relationship of master and servant shall be created between such employees and ICICI, either for purposes of tort liability, social benefits or for any other purpose. The Proposer shall indemnify ICICI and hold it harmless from

                                     : 14 :


court costs and legal fees, and for any payment which ICICI may be obliged to make on a cause of action based upon an employee-employer relationship as aforesaid.


L.     MISCELLANEOUS CONDITIONS

L1.    ICICI makes no representation, by virtue of its financing the work hereunder or receiving any payments, as to the safety, value or utility of the Innovation of the work undertaken, nor shall the fact of participation of ICICI, its financing or exercise of its rights hereunder be deemed an endorsement of the Innovation or of the Proposer, nor shall the name of ICICI be used for any commercial purpose or be publicised in any way by the Proposer except within the strict limits of this Agreement. ICICI assumes no obligation or liability in connection with this Agreement or implementation thereof or the project or Innovation.

L2.    The Proposer may not assign this Agreement to any of the work undertaken pursuant to it without the prior written consent of ICICI. No claim for compensation, damages, or otherwise shall be entertained by ICICI from the Proposer or any person claiming from or under them.

L.3 In the event that potentially useful products or processes are developed as the result of work financed by ICICI hereunder, but neither participant elects to commercialize or license such products or processes, then ICICI reserves to itself the right to commercialize such products/processes through any other agency at their discretion. If so required by ICICI, the Proposer will execute a Disclaimer/Release Assignment in favour of ICICI or any other Agency as ICICI may direct.

                                     : 15 :


L4.    All monies due and payable by the Proposer to ICICI under or in terms of this Agreement shall be paid by cheque or Bank Draft drawn in favour of ICICI on a scheduled bank at Bombay.

L.5 This Agreement shall be construed and interpreted in accordance with the laws of India.

L6.    All disputes or differences whatsoever arising between the parties out of or relating to the construction, meaning and operation or effect of this Agreement or breach thereof shall be settled by arbitration in accordance with the Rules of Arbitration of the Indian council of Arbitration and the award made in pursuance thereof shall be binding on the parties. The venue of arbitration will be Bombay.

L7.    The Proposer undertakes to comply with all applicable laws, rules and regulations as prevailing in India and United states of America as the case may be and will also apply and obtain all necessary licenses, consents and permits for the purposes of entering into and carrying out their obligations.

L8.    Notices, communications and reports shall be hand delivered or mailed by prepaid first-class mail (airmail if transmitted internationally) addressed to

       a.  The Industrial Credit and Investment
            Corporation of India Limited
           PACT Division
           163, Backbay Reclamation
           Bombay 400 020

       b.  Era Software Systems Pvt. Ltd.
           4, Motilal Nehru Nagar
           1st floor, Begumpet Main Road
           Hyderabad 500 016

       c.  Seec Incorporated
           5001, Baum Blvd.
           Pittsburgh
           Pennsylvania 15213
           USA

                                     : 16 :


M.    EFFECTIVE DATE

M1.   This Agreement shall come into force from the date of execution hereof and unless revoked or terminated by ICICI under Section I hereinabove, this Agreement shall remain in force till all the obligations of the Proposer for making payments hereinabove are fully and effectively discharged. In the event of sooner termination or revocation, the obligations of the Proposer under this Agreement shall continue in favour of ICICI till the same are fully discharged by performance or payment by the Proposer as the case may be.

M2.   The Proposer shall be responsible for the cost of all stamps of this document as may be required by Indian Law.

Signed and delivered by       )
                       of     )

THE INDUSTRIAL CREDIT AND     )

INVESTMENT CORPORATION OF     )

INDIA LIMITED as              )

Constitutional Attorney of    )

President of India.           )


Signed and delivered by       )

Chrikishon B. V. Buddling of  )

Era Software Systems Pvt. Ltd.)


Signed and delivered by       )

Shri Koka Ravindra of         )

Seec Incorporated             )

                                    ANNEX A
                                    -------
                                Quarterly Budget
                                ----------------

                      Era Software
Quarter               Systems Pvt. Ltd.          Seec Incorporated
-------               -----------------          -----------------
                        (Rs in '000)               (US $ in '000)

  1st                       200                           30
  2nd                       400                           40
  3rd                      4100                           45
  4th                       700                           45
  5th                       800                           50
  6th                       800                           50
  7th                      1000                           90
  8th                      1000                           60
                           ----                          ---
                           9000                          410
                           ====                          ===

                                    ANNEX B
                                    -------
                                Quarterly Disbursements
                                -----------------------

                      Era Software
Quarter               Systems Pvt. Ltd.          Seec Incorporated
-------               -----------------          -----------------
                        (Rs in '000)               (US $ in '000)

  1st                       100                           15
  2nd                       200                           20
  3rd                      2050                           23
  4th                       350                           22
  5th                       400                           25
  6th                       400                           25
  7th                       500                           45
  8th                       500                           30
                           ----                          ---
                           4500                          205
                           ====                          ===

                                    ANNEX C

                    PROCUREMENT SOURCE FOR GOODS AND SERVICES
                      FINANCED UNDER THE CONDITIONAL GRANT

                           A.  FOREIGN EXCHANGE COSTS

        The source and origin of goods and services to be financed in foreign exchange out of the Conditional Grant will be the United States (Code 000), except as ICICI may otherwise agree in writing.


                            B.  LOCAL CURRENCY COSTS

        The source and origin of local currency of goods and services to be financed out of the Conditional Grant in local currency (Indian Rupees) shall be India.


               C.  TRANSPORTATION BY AIR OF PROPERTY AND PERSONS

         The Conditional Grant will be available to defray costs of transportation of property and persons by air only when the air carriers holding United States Certification are used. for international travel, the transportation costs can be financed from the Conditional Grant only for economy class on a U.S. flag air carrier. However, in the event a non-U.S. flag air carrier is selected, the proposer will provide a certificate which is essentially as follows:

        "Certification of Unavailability of U.S. Flag Air Carriers"

        I hereby certify that transportation service for personnel or property by certificated U.S. air carrier was unavailable for the following reasons:

        It may be noted that passenger service by a certificated air carrier will be considered to be "unavailable"

                                     : C2 :


        (1) When certificated air carriers offer only first class service, and less than first class service is available from noncertificated air carrier, or

        (2) When the traveller, while en route has to wait 6 hours or more to transfer to a certificated air carrier to proceed to the intended destination, or

        (3) When any flight by a certificated air carrier is interrupted by a stop anticipated to be 6 hours or more for refuelling, reloading, repairs, etc., and no other flight by a certificated air carrier is available during the 6 hour period, or

        (4) When by itself or in combination with other certificated or noncertificated air carriers (if certificated air carrier are "unavailable") it takes 12 or more hours longer from the original airport to the destination airport to accomplish the mission than would service by a non-certificated air carrier or carriers.

        (5) When the elapsed travel time on a schedule flight from origin to destination airports by noncertificated air carrier(s) would involve twice such scheduled travel time.

             D.  CONTRACTING WITH GOVERNMENT OWNED ORGANISATIONS

        Proposer will not until the Conditional Grant to contract/subcontract with government owned firms or organisations (except public educational institutions) unless he/they can demonstrate to ICICI that the services to be rendered by such firms or organisations are not available by private sector firms and obtains prior permission from ICICI before executing the Contract.

                                     : C3 :


        The definitions of Source and Origin and other related terms relating to Procurement Source are as follows:

PROCUREMENT SOURCE - DEFINITIONS

        (1)  SOURCE AND ORIGIN

        With respect to equipment and materials, "source" is the country from which such equipment and material is shipped to India or India itself if the equipment and materials are located therein at the time of purchase. However, where the equipment and materials are shipped to India from a free port or bonded warehouse in the form in which received therein, "source" means the country or territory from which the equipment or materials was shipped to such free port or bonded warehouse. "Origin" is the country in which such equipment or materials is mined, grown or produced. A commodity is produced when through manufacturing, processing, or assembly, a commercially recognized new commodity results that is substantially different in basic characteristics, or in purpose, or utility from its components.

        (2)  GOODS AND SERVICES

        Goods are considered as a produced commodity. Services are primarily identified with professional, technical and procurement and construction service contracts. Services are also commodity-related such as insurance, ocean freight and/or incidental services. Insurance means a policy of insurance including marine liability, or any performance or other bond eligible for financing. Incidental services could be for such items as equipment installation and personal training in connection with equipment.

        The application of "source" and "origin" criteria to the three types of commodity-related services is as follows. In the case of insurance, the

                                     : C4 :


"source" and "origin" is the country in which such insurance is placed. In case of incidental service the "source" and "origin" is the country to which the personnel or firm providing the services belong. In case of ocean freight and "source" and "origin" is the country of the flag registry of the vehicle.

        (3)  INDIGENOUS GOODS

        a) Goods that have been mined, grown, or produced in India through manufacture, processing, or assembly are eligible for financing.

        b) Goods produced with imported components, in order to qualify as indigenous, must result in a commercially recognized new commodity that is substantially different in basic characteristics or in purpose or utility from its components. Any imported component from a non-free world country makes the indigenous commodity ineligible for the Conditional Grant Financing.

        (4)  SHELF ITEM PROCUREMENT

        a) Goods which are normally imported into India and kept in stock in the form in which imported for commercial resale to meet a general demand in India shall be deemed to be of Indian source for purposes of financing under the Conditional Grant, subject to the following:

        (i)  SHELF ITEMS IMPORTED FROM CODE 941 COUNTRIES

        Shelf items are eligible for financing under the Conditional Grant, if they have their origin in the United States or in a country included in Code 941.

                                     : C5 :


        (ii)   SHELF ITEMS IMPORTED FROM OTHER FREE WORLD SOURCES

        Shelf items having their source and origin in countries included in Geographic Code 899 (any area or country in the Free World, excluding the Cooperating Country itself) but not in Geographic Code 941, are eligible for financing if the price of one unit does not exceed $ 5,000. For goods sold by units of quantity, e.g., tons, barrels, etc., the unit to which the local currency equivalent of $ 5,000 is applied is that which is customarily used in quoting prices.

        (iii)  SHELF ITEMS IMPORTED FROM NON-FREE WORLD SOURCES

        a) Imported shelf items produced in or imported from countries not included in Geographic Code 899 are ineligible for financing under the Conditional Grant.

        b) Any imported component from a non-Free World country makes the imported shelf item ineligible for financing under the Conditional Grant.

        Exceptions from certain of the above requirements are available if adequately justified to ICICI.

        Lists of various Geographic Codes referred above are available with ICICI.